SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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COGNEX CORPORATION
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COGNEX CORPORATION

NOTICE OF SPECIAL MEETING IN LIEU OF
THE 2007 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 18, 2007

To the Shareholders:

A Special Meeting of the Shareholders of COGNEX CORPORATION in lieu of the 2007 Annual Meeting of Shareholders will be held on Wednesday, April 18, 2007, at 10:00 a.m., local time, at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, for the following purposes:

1.	To elect two Directors, both to serve for terms of three years, all as more fully described in the accompanying proxy statement.

2.	To approve the Cognex Corporation 2007 Stock Option and Incentive Plan.

3.	To consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 2, 2007, as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 14, 2007

Important

Please note that due to security procedures, you will be required to show a form of picture identification to gain access to the offices of Goodwin Procter LLP. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

PROXY STATEMENT

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation for use at the Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders to be held on Wednesday, April 18, 2007, at the time and place set forth in the accompanying notice of the meeting, and at any adjournments or postponements of that meeting. This proxy statement is first being sent to our shareholders on or about March 14, 2007.

Cognex’s principal executive offices are located at One Vision Drive, Natick, Massachusetts 01760, and our telephone number is (508) 650-3000.

VOTING PROCEDURES

Voting and Quorum

The holders of a majority in interest of our common stock outstanding on the record date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. The election of a nominee for Director will be decided by a plurality of the votes cast. Votes may be cast for or withheld from each nominee. Approval of the 2007 Stock Option and Incentive Plan requires a majority of the votes properly cast upon the proposal, following determination of a quorum. We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. However, for the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter.

Record Date and Voting Securities

Only shareholders of record at the close of business on March 2, 2007, are entitled to receive notice of and to vote at the meeting. We refer to this date as the “record date” for the meeting. As of the close of business on the record date, there were 44,465,706 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

Proxies

Our Board of Directors recommends an affirmative vote on all proposals specified in the notice for the meeting. Proxies will be voted as specified. If the enclosed proxy is properly executed and returned, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	giving written notice of revocation of your proxy to the Secretary of Cognex;

•	completing and submitting a new proxy card relating to the same shares and bearing a later date; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of five Directors. William A. Krivsky, a Director of Cognex and Chairman of the Audit Committee, died on December 23, 2006, and his death reduced from six to five the number of Directors serving on our Board of Directors. We have initiated a search to find another independent Director to serve on our Board of Directors.

Our Board of Directors is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Robert J. Shillman and Anthony Sun be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed. Mr. Sun’s current term expires at this meeting. Dr. Shillman is being nominated to fill Mr. Krivsky’s vacant seat in the same class. Dr. Shillman is currently a Director in the class of Directors with a term expiring in 2009.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT J. SHILLMAN AND ANTHONY SUN.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, the proxy will be voted for the election of the remaining nominee. There are no family relationships between any Director and executive officer of Cognex or its subsidiaries.

Information Regarding Directors

Set forth below is certain information furnished to us by the Director nominees and by each of the incumbent Directors whose terms will continue after the meeting. Our Board of Directors has determined that all of the Director nominees and incumbent Directors listed below are “independent” as such term is defined in the applicable listing standards of The Nasdaq Stock Market LLC (Nasdaq), except for Dr. Shillman, who is our Chief Executive Officer, and Mr. Alias, who was an executive officer of Cognex within the past three years and continues to be an employee. Our Board had also determined that Mr. Krivsky was independent under these standards. Mr. Fishman currently serves in the role of Lead Independent Director, which includes chairing the executive sessions of the independent Directors. Our independent Directors regularly meet in executive sessions outside the presence of management.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Nominated for a term ending in 2010:
Robert J. Shillman	60	1981	Since 1981, Chief Executive Officer and Chairman of the Board of Directors of Cognex. From 1981 through August 2004, President of Cognex.
Anthony Sun	54	1982	Since 1980, a general partner, and since 1997, a managing general partner, of Venrock Associates, a venture capital partnership. Mr. Sun also serves as a member of the Board of Directors of several private companies.

		Year First
		Elected a	Position With Cognex or Principal
Name	Age	Director	Occupation During the Past Five Years

Serving a term ending in 2009:
Reuben Wasserman	77	1990	Since 1985, an independent business consultant serving high technology corporations, venture capital firms, and serving on numerous boards. Prior to 1985, he was Vice President of Strategic Planning for Gould Electronics, Inc. Mr. Wasserman also serves as a member of the Board of Overseers of Lahey Clinic.
Serving a term ending in 2008:
Patrick A. Alias	61	2001	Since April 2005, Senior Vice President of Cognex. From 1991 through April 2005, Executive Vice President of Cognex. Prior to joining Cognex, Mr. Alias spent over 20 years in various high technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics, and Economics from IEP in Europe, and is a graduate of the Advanced Management Program of the Harvard Business School.
Jerald G. Fishman	61	1998	Since 1971, held various management positions at Analog Devices, Inc., and has been since 1996, President and Chief Executive Officer of Analog Devices, Inc. Mr. Fishman also serves as a member of the Boards of Directors of Analog Devices, Inc. and Xilinx, Inc.

Director Attendance

During 2006, there were seven meetings of our Board of Directors. All of the Directors attended at least 75% of: the aggregate of the total number of meetings of our Board of Directors held in 2006, and the total number of meetings held by committees of the Board on which they served during 2006. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the Special Meeting in lieu of the 2006 Annual Meeting of Shareholders held on April 25, 2006, except for Mr. Alias.

Compensation of Directors

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2006, other than Dr. Shillman. Details of Dr. Shillman’s compensation are set forth on page 20 in the Summary Compensation Table.

Director Compensation Table — 2006

	Fees Earned
	or Paid in	Option	Total
Name	Cash	Awards (1)(2)(3)	Compensation

Patrick A. Alias	$0	$70,008	$70,008
Jerald G. Fishman	$35,500	$72,168	$107,668
William A. Krivsky	$41,000	$72,168	$113,168
Anthony Sun	$28,500	$72,168	$100,668
Reuben Wasserman	$33,500	$72,168	$105,668

(1)	Represents the amount recognized by Cognex as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2006. The methodology and assumptions used to calculate the cost of each Director’s outstanding option grants for 2006 are described in Note 13 “Stock-Based Compensation Expense” appearing on page 44 of our Annual Report to Shareholders for the year ended December 31, 2006 (included as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006). No stock option grants to the Directors listed above were forfeited in 2006 except for 19,375 shares granted to Mr. Krivsky, which were forfeited upon his death on December 23, 2006.

(2)	Each Director other than Dr. Shillman was granted options to purchase 7,500 shares of our common stock at an exercise price of $29.38 per share on January 30, 2006. These options have a ten-year term and vest in four equal annual installments commencing on January 1, 2007. The grant date fair value of the options granted to each Director is $83,381. [The methodology and assumptions used to calculate this value are described in Note 13 “Stock-Based Compensation Expense” appearing on page 44 of our Annual Report to Shareholders for the year ended December 31, 2006 (included as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006), but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions].

(3)	Each Director had the following unexercised options outstanding at December 31, 2006: Mr. Alias, options to purchase 74,933 shares; Mr. Fishman, options to purchase 61,500 shares; Mr. Krivsky’s estate, options to purchase 23,125 shares; Mr. Sun, options to purchase 82,500 shares; and Mr. Wasserman, options to purchase 47,500 shares.

Cognex pays each Director (other than Dr. Shillman and Mr. Alias) an annual fee for his services on our Board of Directors and its committees, plus additional amounts for each meeting attended. Each Director received cash compensation in the amount of $7,500 for 2006, plus an additional $3,000 for each meeting attended on or before May 5, 2006, and an additional $4,000 for each meeting attended after May 5, 2006. Each Director who served on the Compensation/Stock Option Committee of our Board of Directors in 2006 received an annual fee of $2,000. Each Director who served on the Audit Committee of our Board of Directors in 2006 received an annual fee of $3,500. The Chairman of the Audit Committee received an additional fee of $2,500 for the year. Each Audit Committee member also received $500 for each quarterly meeting attended to discuss our financial results, $1,200 for any additional meetings attended on or before May 5, 2006, and $1,500 for any additional meetings attended after May 5, 2006. All of the Directors (other than Dr. Shillman) also receive an annual option grant.

Dr. Shillman, who is our Chief Executive Officer, receives no additional compensation to serve on our Board of Directors, and Mr. Alias, who is an employee of Cognex, receives no additional cash compensation to serve as a Director.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director or Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

Compensation/Stock Option Committee

Our Board of Directors has a Compensation/Stock Option Committee whose members are Reuben Wasserman and Jerald G. Fishman, Chairman. Prior to his death on December 23, 2006, William A. Krivsky was also a member of the Compensation/Stock Option Committee. Each member of the Compensation/Stock Option Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Compensation/Stock Option Committee has a written charter, which is available on our website at www.cognex.com.

In accordance with its written charter, the Compensation/Stock Option Committee:

•	discharges the Board’s responsibilities relating to compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Human Resources department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock option grants of less than 20,000 shares to non-executive employees of Cognex.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

The agenda for meetings of the Compensation/Stock Option Committee is determined by its Chairman in consultation with the other members of the Committee and management. Committee meetings are regularly attended by the Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. At each meeting, the Compensation/Stock Option Committee also meets in executive session. The Compensation/Stock Option Committee met four times in 2006.

The Chairman reports the actions and determinations of the Compensation/Stock Option Committee to the full Board on a regular basis. The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

The “Compensation Discussion and Analysis” section of this proxy statement provides further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing Cognex’s executive compensation programs.

Audit Committee

Our Board of Directors also has an Audit Committee whose members are Jerald G. Fishman and Reuben Wasserman. Prior to his death, William A. Krivsky was Chairman of the Audit Committee and had qualified as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (SEC). As a result of Mr. Krivsky’s death, the Audit Committee does not currently have a designated audit committee financial expert. Each member of the Audit Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC.

Nasdaq’s Marketplace Rule 4350(d)(2)(A) requires each listed issuer to have an audit committee that consists of at least three independent members. As a result of Mr. Krivsky’s death, the Audit Committee currently consists of only two members. To regain compliance, we have until June 21, 2007, to appoint a new independent Director to fill Mr. Krivsky’s seat on the Audit Committee. We initiated a search to fill that position soon after Mr. Krivsky’s death, and expect to make an appointment on or prior to the deadline date.

For 2006, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee has a written charter, which was attached as Appendix A to our proxy statement filed with the SEC on March 17, 2004, and is available on our website at www.cognex.com. During 2006, the Audit Committee held seven meetings.

Nominating Committee

Our Board of Directors has a Nominating Committee whose members are Reuben Wasserman and Jerald G. Fishman, Chairman. Prior to his death on December 23, 2006, William A. Krivsky was also a member of the Nominating Committee. Each member of the Nominating Committee is “independent” as such term is defined in the applicable listing standards of Nasdaq. The Nominating Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating Committee has a written charter, which was attached as Appendix B to our proxy statement filed with the SEC on March 17, 2004, and is available on our website at www.cognex.com. On December 1, 2005, the Nominating Committee met and recommended the Director nominees for election at our Special Meeting in Lieu of the 2006 Annual Meeting of Shareholders. During 2006, there were no meetings of the Nominating Committee.

When considering a potential candidate for membership on our Board of Directors, the Nominating Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other Directors, in collectively serving the long-term interests of the shareholders. In addition to the minimum qualifications set forth for each nominee above, when considering potential candidates for our Board of Directors, the Nominating Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors and that the committees of the Board are comprised entirely of independent Directors. The Nominating Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in the industry or markets in which Cognex operates and whether such candidate, if elected, would assist in achieving a mix of Directors that represents a diversity of background and experience. In practice, the Nominating Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating Committee or others.

In February 2007, the Nominating Committee met and recommended Robert J. Shillman and Anthony Sun as nominees for election at this year’s meeting. The Nominating Committee did not receive any shareholder nominees for election as Director with respect to the meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2008 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 15, 2007. These recommendations must include:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, or the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed Director candidate;

•	a description of the qualifications of the proposed Director candidate which addresses the minimum qualifications described above;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•	the consent of the proposed Director candidate to be named in the proxy statement and to serve as a Director if elected at such meeting.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under “Deadlines for Submission of Shareholder Proposals.”

PROPOSAL 2: APPROVAL OF 2007 STOCK OPTION AND INCENTIVE PLAN

There will be presented at the meeting a proposal to approve Cognex’s 2007 Stock Option and Incentive Plan, or the 2007 Plan, which was adopted by our Board of Directors on February 26, 2007.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2007 PLAN.

Proposal

On February 26, 2007, our Board of Directors adopted the 2007 Plan, subject to the approval of our shareholders. The 2007 Plan will take effect when our 1998 Stock Incentive Plan, or the 1998 Plan, expires in February of 2008. If approved by shareholders, the 2007 Plan will decrease the number of shares available for issuance as compared to the 1998 Plan.

Since the founding of Cognex in 1981, stock options have played a crucial role in our ability to recruit and retain key employees. It is not an overstatement to say that Cognex would not exist today if it was not able to grant meaningful stock options. We seek to hire only the best...those individuals who perform at the 99th percentile level; however, our compensation philosophy is to set salaries at only the 50th percentile level. These relatively low salary levels keep fixed employee expenses low each year and, at the same time, they allow our company to build its cash reserve. We can continue this successful compensation strategy only if we can continue to grant meaningful stock options. Without that ability, Cognex would either lose key employees, or, alternatively, it could keep them, but only by raising their salaries substantially.

We recognize that the granting of options is dilutive to earnings, but the two alternatives...either not being able to attract and retain key employees, or paying them substantially more...would be far more dilutive to our earnings and would threaten Cognex’s ability to maintain its leadership position. Nevertheless, our Board of Directors and management always have been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares due to new option grants

As a result, during the past six years, we have steadily reduced our net option grants from 4.5% of average outstanding shares in fiscal 2001 to 2.5% in fiscal 2006. And, our goal is to further reduce our net annual dilution from equity-based compensation in future years. In addition to reducing the number of shares granted each year, we have also substantially reduced share dilution by aggressively purchasing shares using the cash generated by the exercise of those employee options. During the period of 2001 to 2006, we utilized those proceeds to repurchase 5,432,880 shares of Cognex stock on the open market. As a result, the average annual increase in outstanding shares from December 31, 2000, to December 31, 2006, was less than 0.4%. This small net dilution in average shares outstanding was well worth the enormous benefits that Cognex gained by granting stock options to our employees. In view of that, we urge you to allow Cognex to continue its very successful compensation strategy by voting “FOR” the approval of the 2007 Plan.

The material features of the 2007 Plan are:

•	the maximum number of shares to be issued under the 2007 Plan is 2,300,000 shares of common stock;

•	the award of stock options (both incentive and non-qualified options), stock appreciation rights and restricted stock is permitted;

•	any material amendment (other than an amendment that curtails the scope of the 2007 Plan) is subject to approval by our shareholders; and

•	the 2007 Plan will be administered by either the Compensation/Stock Option Committee of the full Board or by the Board (which we refer to, in either case, as the “Administrator”). The Administrator, in its discretion, may grant a variety of incentive awards based on our common stock.

Based solely on the closing price of our common stock as reported on Nasdaq on March 2, 2007, the maximum aggregate market value of the 2,300,000 shares that could potentially be issued under the 2007 Plan is $48,346,000. The shares issued by us under the 2007 Plan will be authorized but unissued shares. The shares underlying any awards that are forfeited, canceled, expire, are reacquired by us prior to vesting, satisfied without the issuance of shares of common stock or are otherwise terminated (other than by exercise) under the 2007 Plan are added back to the shares available for issuance under the 2007 Plan. Shares tendered or held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are not available for future issuance under the 2007 Plan.

To ensure that options and stock appreciation rights granted under the 2007 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986, or the Code), qualify as “performance-based compensation” under Section 162(m) of the Code, the 2007 Plan provides that options or stock appreciation rights with respect to no more than 500,000 shares may be granted to any one individual during any calendar year period.

Summary of the 2007 Plan

The following description of certain features of the 2007 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2007 Plan that is attached hereto as Exhibit 1.

Plan Administration.   The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan. The Administrator may delegate to the Chief Executive Officer of Cognex the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants.   Persons eligible to participate in the 2007 Plan will be those officers, employees, non-employee Directors and other key persons (including consultants and prospective employees) of Cognex and its subsidiaries as selected from time to time by the Administrator. Approximately 770 individuals are currently eligible to participate in the 2007 Plan.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 500,000 shares (subject to adjustment for stock splits and similar events) for any calendar year period.

Stock Options.   The 2007 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the 2007 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee Directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our common stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Options may be exercised in whole or in part with written notice to us.

Upon the exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator, or by delivery (or attestation to the ownership) of shares that are beneficially owned by the optionee. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.  The Administrator may award stock appreciation rights to participants subject to such conditions and restrictions as the Administrator may determine, provided that the exercise price may not be less than 100% of the fair market value of our common stock on the date of grant.

Restricted Stock.   The Administrator may award shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based restriction, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction will be at least three years, but vesting can occur incrementally over the three-year period.

Tax Withholding.   Participants in the 2007 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares to be issued pursuant to an option exercise or other award.

Change in Control Provisions.   Under the 2007 Plan, in the event of a change in control or sale of Cognex, the Administrator has the discretion to accelerate the exercisability or vesting of all or any portion of outstanding awards. In addition, in the event of a sale event in which our shareholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

Amendments and Termination.   Our Board of Directors may at any time amend or discontinue the 2007 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2007 Plan, including any amendments that increase the number of shares reserved for issuance under the 2007 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2007 Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2007 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Cognex or a merger or other transaction, the Administrator may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

Effective Date of 2007 Plan

The Board adopted the 2007 Plan on February 26, 2007. While the 2007 Plan, if approved by shareholders, will become effective on the date approved, the Company does not intend to issue grants under the 2007 Plan until the 1998 Plan expires in February 2008. Awards of incentive options may be granted under the 2007 Plan until

February 26, 2017. No other awards may be granted under the 2007 Plan after the date that is 10 years from the date of shareholder approval. If the 2007 Plan is not approved by shareholders, the 1998 Plan will continue in effect until it expires, and awards may be granted under the 1998 Plan, in accordance with its terms.

New Plan Benefits

No grants have been issued with respect to the shares to be reserved for issuance under the 2007 Plan. The number of shares that may be granted to any participant in the 2007 Plan is not determinable at this time, as such grants are subject to the discretion of the Administrator.

Accordingly, in lieu of providing benefits that will be received by the following individuals under the 2007 Plan, the following table provides information concerning stock options granted to the following individuals during fiscal year ended December 31, 2006:

Shares Underlying
Name and Position	Stock Options

Robert J. Shillman	47,500
Chief Executive Officer
James F. Hoffmaster	55,000
President and Chief Operating Officer
Eric A. Ceyrolle	108,500
Executive Vice President, Worldwide Sales & Marketing, MVSD
Richard A. Morin	35,000
Chief Financial Officer, Senior Vice President and Treasurer
All current executive officers, as a group	246,000
All current Directors who are not executive officers, as a group	30,000
All current employees who are not executive officers, as a group	1,337,640

Equity Compensation Plan Information at December 31, 2006

The following table provides information as of December 31, 2006, regarding shares of common stock that may be issued under our equity compensation plans. The table sets forth the total number of shares of common stock issuable upon the exercise of outstanding options as of December 31, 2006, and the weighted average exercise price of these options.

	Equity Compensation Plan Information
	Number of
	Securities To Be			Number of Securities Remaining
	Issued Upon		Weighted-Average	Available for Future Issuance
	Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options,		Outstanding Options,	Plan (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by shareholders	11,069,029	(1)	$26.01	3,623,911	(2)
Equity compensation plans not approved by shareholders	255,125	(3)	$21.20	7,500,000	(4)
Total	11,324,154		$25.90	11,123,911

(1)	Includes shares to be issued upon exercise of outstanding options under the Company’s 1991 Isys Controls, Inc. Long-Term Equity Incentive Plan, 1993 Stock Option Plan, 1993 Stock Option Plan for Non-Employee Directors, 1998 Stock Incentive Plan, and 1998 Non-Employee Director Stock Option Plan. Does not include purchase rights accruing under the Employee Stock Purchase Plan (ESPP) because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.

(2)	Includes shares remaining available for future issuance under the Company’s 1998 Stock Incentive Plan and 1998 Non-Employee Director Stock Option Plan. Includes 240,235 shares available for future issuance under the ESPP.

(3)	Includes shares to be issued upon the exercise of outstanding options under the Company’s 2001 Interim General Stock Incentive Plan.

(4)	Includes shares remaining available for future issuance under the Company’s 2001 General Stock Option Plan.

The 2001 General Stock Option Plan was adopted by the Board of Directors on December 11, 2001, without shareholder approval. This plan provides for the granting of nonqualified stock options to any employee who is actively employed by the Company and is not an officer or Director of the Company.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2007 Plan. It does not describe all federal tax consequences under the 2007 Plan, nor does it describe state or local tax consequences.

Incentive Options.  No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares ) over the option price thereof, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above (e.g., if the holding periods described above are not satisfied), the option is treated as a non-qualified option. In addition, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.  No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Cognex’s Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2007 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2007 Plan is structured to allow certain grants to qualify as performance-based compensation.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of February 25, 2007, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

	Amount and
	Nature of
	Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class(1)

Royce & Associates, LLC	4,839,020	(2)	10.9%
1414 Avenue of the Americas
New York, NY 10019
Wellington Management Company, LLP	4,274,600	(3)	9.6%
75 State Street Boston, MA 02109
Robert J. Shillman	3,950,081	(4)	8.8%
Cognex Corporation
One Vision Drive
Natick, MA 01760
First Pacific Advisors, LLC	2,476,900	(5)	5.6%
Robert L. Rodriguez
J. Richard Atwood
1140 West Olympic Boulevard, Suite 1200
Los Angeles, CA 90064
The Hartford Series Fund, Inc.	2,473,200	(6)	5.6%
200 Hopmeadow Street Simsbury, CT 06089
OppenheimerFunds, Inc.	2,385,900	(7)	5.4%
Two World Financial Center
225 Liberty Street
New York, NY 10281

(1)	Percentages are calculated on the basis of 44,465,706 shares of our common stock outstanding as of February 25, 2007. The total number of shares outstanding used in calculating the percentages also assumes that only the currently exercisable options or options which become exercisable within 60 days of February 25, 2007, held by the person to acquire shares of our common stock are exercised, but does not include the number of shares of our common stock underlying options held by any other person.

(2)	Information regarding Royce & Associates, LLC is based solely upon a Schedule 13G filed by Royce & Associates with the SEC on January 19, 2007, which indicates that Royce & Associates held sole voting and dispositive power over 4,839,020 shares.

(3)	Information regarding Wellington Management Company, LLP is based solely upon a Schedule 13G filed by Wellington with the SEC on February 14, 2007, which indicates that Wellington held shared voting and dispositive power over 4,274,600 shares.

(4)	Includes 408,475 shares which Dr. Shillman has the right to acquire upon the exercise of outstanding options exercisable currently or within 60 days of February 25, 2007. Also includes 700 shares held by Dr. Shillman’s wife, and an aggregate of 7,000 shares held by Dr. Shillman’s children, which Dr. Shillman may be deemed to beneficially own, but as to which he disclaims beneficial ownership.

(5)	Information regarding First Pacific Advisors, LLC is based solely upon a Schedule 13G filed by First Pacific, Robert L. Rodriguez and J. Richard Atwood with the SEC on February 12, 2007, which indicates that First Pacific held shared voting power over 126,900 shares and shared dispositive power over 2,476,900 shares. Messrs. Rodriguez and Atwood are managing members of First Pacific. Pursuant to the Schedule 13G filing,

Messrs. Rodriguez and Atwood disclaim beneficial ownership of these securities, which are owned by First Pacific’s clients.

(6)	Information regarding The Hartford Series Fund, Inc. is based solely upon a Schedule 13G filed by Hartford with the SEC on behalf of The Hartford Capital Appreciation HLS Fund on February 8, 2006, which indicates that Hartford held shared voting and dispositive power over 2,473,200 shares.

(7)	Information regarding OppenheimerFunds, Inc. is based solely upon a Schedule 13G filed by OppenheimerFunds with the SEC on February 5, 2007, which indicates that OppenheimerFunds held shared voting and dispositive power over 2,385,900 shares.

Security Ownership of Directors and Executive Officers

The following information is furnished as of February 25, 2007, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as described below) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership(1)		of Class(2)

Robert J. Shillman	3,950,081	(3)	8.8%
James F. Hoffmaster	356,748		*
Anthony Sun	213,538		*
Richard A. Morin	195,862		*
Eric A. Ceyrolle	79,571		*
Patrick A. Alias	69,487		*
Jerald G. Fishman	50,250		*
Reuben Wasserman	36,250		*
All Directors and Executive Officers as a group (8 persons)	4,951,787	(4)	10.8%

*	Less than 1%

(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 25, 2007: Dr. Shillman, 408,475 shares; Mr. Hoffmaster, 356,748 shares; Mr. Sun, 71,250 shares; Mr. Morin, 192,875 shares; Mr. Ceyrolle, 79,571 shares; Mr. Alias, 65,558 shares; Mr. Fishman, 50,250 shares; and Mr. Wasserman, 36,250 shares.

(2)	Percentages are calculated on the basis of 44,465,706 shares of our common stock outstanding as of February 25, 2007. The total number of shares outstanding used in calculating the percentages also assumes that only the currently exercisable options or options which become exercisable within 60 days of February 25, 2007, held by the person to acquire shares of our common stock are exercised, but does not include the number of shares of our common stock underlying options held by any other person.

(3)	See Footnote (4) under “Security Ownership of Certain Beneficial Owners.”

(4)	Includes 1,260,977 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 25, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value. In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within the organization. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment, and loyalty.

The Compensation/Stock Option Committee of our Board of Directors oversees the compensation program for all Cognex employees. The compensation program for all exempt employees, which includes our named executive officers, utilizes a combination of base salaries, annual bonuses and stock option awards. For employees at vice president level and above, which includes our named executive officers, our philosophy is to pay a base salary that is in the low-to-mid range of benchmarks from the Radford Executive Compensation Report, which is an independent third-party survey of compensation practices by companies in the high-technology industry; to establish a potential annual bonus that is market competitive; and to grant stock options as a way to motivate each employee to continue increasing shareholder value. Determinations with respect to compensation for a fiscal year are generally made at the beginning of that year.

In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual executive;

•	the extent to which any individual, departmental or company-wide goals have been met;

•	the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions; and

•	the recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for the executive officers other than himself.

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry.

Base Salaries

In determining the base salaries paid to our named executive officers for the fiscal year ended December 31, 2006, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The annual salary increase awarded to each of our named executive officers for fiscal year 2006 was made based on the following criteria:

•	peer group benchmarks of annual compensation by positions in the high-technology industry, with the executives’ salaries to be at or below the 50th percentile;

•	the past performance of the individual employee; and

•	an average, company-wide merit increase approved by the Board of Directors in the fourth quarter of fiscal year 2005 in conjunction with its approval of the annual budget for fiscal year 2006. On average, the aggregate salary increase for all employees, including those given to the named executive officers, must be equal to or less than the company-wide merit increase approved in the budget.

The annual salary increase for each of our named executive officers, as well as the salary increase for all Cognex employees at director level and above, were individually approved by the Compensation/Stock Option Committee and took effect on July 1, 2006. Dr. Shillman elected to forgo his base compensation of $350,000 for 2006, and, as requested by him, we donated this amount to a public charity.

Annual Bonuses

The Compensation/Stock Option Committee views annual bonuses as a way to reward employees for meeting performance objectives. All Cognex employees are eligible to participate in the bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year. In order for any employee to be eligible for an annual bonus, Cognex must first achieve financial goals set forth in the annual budget related to our operating income as a percentage of revenue (we refer to this metric as “operating margin”). For 2006, these goals were for operating income (excluding stock option expense) to be in the range of 20% to 30% of revenue, which was consistent with our long-term financial model. Operating income excluding stock option expense is a non-GAAP financial measure that is equal to operating income as reported under GAAP plus stock option expense as reported under GAAP.

The Compensation/Stock Option Committee establishes a minimum level of operating margin, which must be achieved for any cash bonus to be paid to an employee. Once the minimum threshold has been achieved, each employee’s eligible bonus is calculated as follows:

•	if the operating margin is above the minimum threshold but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	if the operating margin is equal to the operating margin set forth in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•	if the operating margin is above the operating margin set forth in the annual budget, all exempt employees are eligible to receive an additional amount depending upon his or her grade level and up to a maximum level approved by the Compensation/Stock Option Committee.

For 2006, the minimum operating margin threshold, excluding stock option expense, was 20%; and the actual operating margin achieved, excluding stock option expense, was 24%, which was within the operating margin target range but below the percentage specifically identified in the annual budget. As a result, each employee was eligible to receive a pro-rata portion of his or her target bonus.

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the budget target. Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually. The goals of our Chief Executive Officer mirror those of our President. For fiscal year 2006:

•	the target bonus for Robert J. Shillman, our Chief Executive Officer, was $210,000, with the opportunity to earn 0-300% of this amount based on the achievement of the specified performance goals;

•	the target bonus for James F. Hoffmaster, our President and Chief Operating Officer, was $180,000, with the opportunity to earn 0-250% of this amount based on the achievement of the specified performance goals;

•	the target bonus for Eric A. Ceyrolle, our Executive Vice President of Worldwide Sales and Marketing, MVSD, was $141,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals; and

•	the target bonus for Richard A. Morin, our Senior Vice President, Chief Financial Officer and Treasurer, was $100,000, with the opportunity to earn 0-200% of this amount based on the achievement of the specified performance goals.

The annual bonuses for 2006 are listed in the Summary Compensation Table set forth on page 20 of this proxy statement, and were paid in February 2007. Dr. Shillman elected to forgo his 2006 bonus, and, as requested by him, we donated this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward all of our exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee views salary increases and bonuses as short-term compensation and stock option awards as long-term compensation. The Compensation/Stock Option Committee also believes that the stock option program promotes the retention of talented employees. In determining the exercise price for all options granted in 2006, including options granted to our named executive officers, the Compensation/Stock Option Committee used the fair market value of our common stock on Nasdaq on the date of grant.

In determining the number of options to be granted to participating employees, including our named executive officers, the Compensation/Stock Option Committee selects an appropriate dilution target. For each year for the past several years, the Compensation/Stock Option Committee has reduced the dilution target by 25 basis points per year. In 2006, the targeted dilution was reduced to 3%, which resulted in a target stock option pool of approximately 1,400,000 shares, an amount that was well below the number of options available for grant at the beginning of the fiscal year. The Compensation/Stock Option Committee then designated a portion of these options to be granted to current employees in the form of annual grants and the remainder for employees hired or promoted during the year.

Our Board of Directors has adopted a policy regarding the granting of stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period than the grants will instead be made on the first Monday following the completion of the quiet period. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate.

In general, the number of options granted to an individual employee are recommended by the applicable Vice President and approved by our Chief Executive Officer. Option grants to our named executive officers and any employee grants of 20,000 shares or more, however, must be approved by the Compensation/Stock Option Committee on an individual basis. In determining the number of options granted to our named executive officers in 2006, the Compensation/Stock Option Committee took into consideration options granted to each executive in previous years and the potential value which may be realized upon exercise of the options as a result of appreciation of our common stock during the option term. The options granted in 2006 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year, except that Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. Based on that fact, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in Cognex’s annual option grants until fiscal year 2010.

Cognex does not have a stock ownership policy for the named executive officers or members of the Board of Directors.

Benefits

Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards and Perseverance Awards. Other benefits are available to all employees generally and include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

REPORT OF THE COMPENSATION/STOCK OPTION COMMITTEE

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Jerald G. Fishman, Chairman
Reuben Wasserman

EXECUTIVE COMPENSATION

Summary Compensation Table — 2006

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer, and our other two executive officers (who we refer to collectively as the “named executive officers”) in fiscal 2006.

					Non-Equity
					Incentive
				Option	Plan	All Other		Total
Name and Principal Position	Year	Salary(1)		Awards(3)	Compensation(1)	Compensation(4)		Compensation

Robert J. Shillman	2006	(2)		$460,226	(2)	$8,004		$948,430	(2)
Chief Executive Officer
James F. Hoffmaster	2006	$341,500		$591,669	$111,600	$8,928		$1,053,697
President and Chief Operating Officer
Eric A. Ceyrolle	2006	$245,459	(5)	$419,306	$85,295	$12,295	(5)	$762,355
Executive Vice President, Worldwide Sales & Marketing, MVSD
Richard A. Morin	2006	$228,100		$329,086	$62,000	$8,608		$627,794
Chief Financial Officer, Senior Vice President, and Treasurer

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.

(2)	Dr. Shillman elected to forgo both his base salary of $350,000 as well as his annual bonus of $130,200 in 2006, and, as requested by him, we donated these amounts to a public charity. Although these amounts were donated, they are included in the amount shown in the “Total Compensation” column.

(3)	Represents the amount recognized by Cognex as an expense in 2006 for financial reporting purposes pursuant to FAS 123R with respect to options, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Amounts include awards granted in and prior to 2006. The methodology and assumptions used to calculate the cost of each named executive officer’s outstanding option grants for 2006 are described in Note 13, “Stock-Based Compensation Expense” appearing on page 44 of our Annual Report to Shareholders for the year ended December 31, 2006 (included as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006). No stock option grants to a named executive officer were forfeited in 2006.

(4)	Includes the following amounts paid by Cognex for insurance premiums for the benefit of the named executive officer: for Dr. Shillman $8,004, for Mr. Hoffmaster $2,328, and for Mr. Morin $2,008. Includes the following contributions made by Cognex under its 401k Plan: for Mr. Hoffmaster $6,600, and for Mr. Morin $6,600. In addition, includes payments made by Cognex related to a leased automobile for Mr. Ceyrolle while he was based in France and prior to his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD.

(5)	A portion of Mr. Ceyrolle’s salary for 2006 of $245,459 was paid in Euros, which is attributable to his employment with Cognex in France, and the remainder was paid in U.S. Dollars (USD), which is attributable to his employment with Cognex in the United States upon his promotion to Executive Vice President of Worldwide Sales and Marketing, MVSD. Due to fluctuations in the conversion rate between Euros and

USD, the amount in the “Salary” column reflects an average Euro/USD conversion rate of 1.2421 for the first ten months of 2006 when Mr. Ceyrolle was in France, rather than the USD equivalent at the time the salary was paid. Amounts in the “All Other Compensation” column attributable to payments related to a company-provided leased automobile are treated in the same manner as salary.

Grants of Plan-Based Awards Table — 2006

The following table sets forth information on non-equity incentive plans and option grants to our named executive officers in fiscal 2006.

	Estimated Possible Payout				All Other		Exercise or
	Under Non-Equity Incentive Plans(1)				Option Awards:		Base Price of	Grant Date
	Grant				Number of Securities		Option Awards	Fair Value of
Name	Date	Threshold	Target	Maximum	Underlying Options		(per Share)	Option Awards(2)

Robert J. Shillman	—	$0	$210,000	$630,000
	1/30/06				47,500	(3)	$29.38	$528,081
James F. Hoffmaster	—	$0	$180,000	$450,000
	1/30/06				55,000	(3)	$29.38	$611,463
Eric A. Ceyrolle	—	$0	$141,000	$282,000
	1/30/06				22,500	(4)	$29.38	$289,125
	8/21/06				86,000	(5)	$24.60	$937,693
Richard A. Morin	—	$0	$100,000	$200,000
	1/30/06				35,000	(3)	$29.38	$389,113

(1)	These columns indicate the range of payouts targeted for 2006 performance under Cognex’s annual bonus program as described under “Compensation Discussion and Analysis.” The actual payout with respect to 2006 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2006 is described in Note 13, “Stock-Based Compensation Expense” appearing on page 44 of our Annual Report to Shareholders for the year ended December 31, 2006 (included as Exhibit 13 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006), but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	These options have a ten-year term and became exercisable in four equal annual installments commencing on January 1, 2007.

(4)	These options have a fifteen-year term and become exercisable in full on January 1, 2010.

(5)	These options have a ten-year term and become exercisable in six equal annual installments commencing on August 21, 2007.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards. Total compensation also includes benefits consistent with our “Work Hard, Play Hard” culture that recognize employee achievement and encourage new levels of success, such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”

In particular, for 2006, the annual salary increase for each of our named executive officers (ranging from 0% to 10%) was individually approved by the Compensation/Stock Option Committee and took effect on July 1, 2006. Mr. Ceyrolle received an increase in connection with his promotion to Executive Vice President of Sales and Marketing, MVSD on August 1, 2006. Dr. Shillman elected to forgo his base compensation of $350,000 for 2006, and, as requested by him, we donated this amount to a public charity.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual bonus program. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. The named executive officer may earn his bonus based on the achievement of certain financial goals set forth in Cognex’s annual budget related to operating income as a percentage of revenue (we refer to this metric as “operating margin”), and on the achievement of individual performance goals, which are also established annually. For 2006, the target bonus for Dr. Shillman was $210,000, with the opportunity to earn 0-300% of this amount; the target bonus for Mr. Hoffmaster was $180,000, with the opportunity to earn 0-250% of this amount; the target bonus for Mr. Ceyrolle was $141,000, with the opportunity to earn 0-200% of this amount; and the target bonus for Mr. Morin was $100,000, with the opportunity to earn 0-200% of this amount.

During 2006, Cognex’s actual operating margin, excluding stock option expense, was 24%, which was above the 20% threshold established by the Compensation/Stock Option Committee but less than the operating margin target included in the annual budget. As a result, and depending upon the level of achievement of each named executive officer’s individual performance goals, bonuses were paid to the named executive officers in the amounts set forth above in the Summary Compensation Table. Dr. Shillman elected to forgo his annual bonus of $130,200 for 2006, and, as requested by him, we donated this amount to a public charity.

The stock options granted in 2006 to our named executive officers are consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year, except that Mr. Ceyrolle was granted a larger number of options with an extended vesting period in connection with his promotion during the year to Executive Vice President of Worldwide Sales and Marketing, MVSD. Based on that fact, the Compensation/Stock Option Committee has determined that Mr. Ceyrolle is not eligible to participate in Cognex’s annual option grants until fiscal year 2010. A total of 1,696,375 options were granted to Cognex employees for recognition of services rendered in fiscal year 2006.

Our named executive officers are only entitled to the same benefits that are otherwise available to all employees. Benefits which are available to all employees generally include company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

Table of Outstanding Equity Awards at Fiscal Year-End — 2006

The following table sets forth the number of options to purchase shares of our common stock held by the named executive officers at December 31, 2006.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	(Exercisable)	(Unexercisable)	Price	Date	Footnote

Robert J. Shillman	62,400	0	$28.95	4/27/09	(1)
	2,250	0	$22.69	3/13/11	(2)
	39,200	0	$24.66	6/25/11	(3)
	24,000	0	$21.74	2/11/12	(13)
	27,500	13,750	$21.20	4/2/13	(4)
	90,000	25,000	$31.94	2/25/14	(6)
	5,000	0	$29.35	7/22/14	(7)
	35,000	0	$30.81	12/14/14	(8)
	12,500	37,500	$25.02	1/10/15	(9)
	60,000	0	$18.13	12/21/15	(10)
	0	47,500	$29.38	1/30/16	(11)
James F. Hoffmaster (26)	95,000	0	$24.66	6/25/11	(12)
	4,624	0	$21.74	2/11/12	(13)
	6,250	12,500	$21.20	4/2/13	(4)
	13,750	27,500	$31.94	2/25/14	(5)
	6,875	41,250	$25.02	1/10/15	(9)
	0	55,000	$29.38	1/30/16	(11)
	25,000	28,571	$24.66	6/25/16	(14)
Eric A. Ceyrolle	1,071	0	$22.69	3/13/11	(2)
	20,000	0	$21.74	2/11/12	(13)
	19,000	0	$28.95	4/27/14	(15)
	17,000	0	$30.81	12/14/14	(16)
	0	5,000	$18.13	12/21/15	(17)
	0	86,000	$24.60	8/21/16	(18)
	0	22,500	$21.20	2/4/18	(19)
	0	32,500	$28.67	1/5/19	(20)
	0	22,500	$25.02	1/10/20	(21)
	0	22,500	$29.38	1/30/21	(22)
Richard A. Morin	80,000	0	$26.19	2/23/09	(23)
	11,250	0	$24.04	1/21/12	(24)
	4,000	0	$21.74	2/11/12	(13)
	9,500	8,750	$21.20	4/2/13	(4)
	16,250	16,250	$31.94	2/25/14	(5)
	17,000	0	$30.81	12/14/14	(10)
	8,125	24,375	$25.02	1/10/15	(9)
	13,000	0	$18.13	12/21/15	(25)
	0	35,000	$29.38	1/30/16	(11)

(1)	This option became exercisable in three equal annual installments commencing on April 27, 2002.

(2)	This option became exercisable in one installment on April 1, 2002.

(3)	This option became exercisable in one installment on January 1, 2002.

(4)	This option became exercisable in four equal annual installments commencing on January 1, 2004.

(5)	This option became exercisable in four equal annual installments commencing on January 1, 2005.

(6)	Options to purchase 50,000 shares became exercisable in four equal annual installments commencing on January 1, 2005, and options to purchase 65,000 shares became exercisable in one installment on January 1, 2005.

(7)	This option became exercisable in one installment on July 22, 2005.

(8)	This option became exercisable in one installment on April 27, 2004.

(9)	This option became exercisable in four equal annual installments commencing on January 1, 2006.

(10)	This option became exercisable in one installment on April 27, 2005.

(11)	This option became exercisable in four equal annual installments commencing on January 1, 2007.

(12)	This option became exercisable in four equal annual installments commencing on June 25, 2002.

(13)	This option became exercisable in four annual installments as follows: 40% on January 1, 2003, and 20% on each January 1st for the subsequent three years.

(14)	Options to purchase 25,000 shares became exercisable in one installment on June 25, 2006, and options to purchase 28,571 shares become exercisable in one installment on June 25, 2007.

(15)	This option became exercisable in three annual installments. The first and second installments, each for 1,000 shares, became exercisable on April 27, 2003 and April 27, 2004, respectively, and the third installment for 17,000 shares became exercisable on April 27, 2005.

(16)	This option became exercisable in one installment on April 27, 2006.

(17)	This option became exercisable in five annual installments. The first four installments, each for 3,000 shares, became exercisable on April 27, 2003 and on each April 27th for the subsequent three years. The fifth installment for 5,000 shares becomes exercisable on April 27, 2007.

(18)	This option becomes exercisable in six equal annual installments commencing on August 21, 2007.

(19)	This option became exercisable in one installment on January 1, 2007.

(20)	Options to purchase 22,500 shares become exercisable in one installment on January 1, 2008, and options to purchase 10,000 shares become exercisable in one installment on January 5, 2008.

(21)	This option becomes exercisable in one installment on January 1, 2009.

(22)	This option becomes exercisable in one installment on January 1, 2010.

(23)	This option became exercisable in five annual installments as follows: 10% on February 23, 2000, 15% on February 23, 2001, and 25% on each February 23rd for the subsequent three years.

(24)	This option became exercisable in four equal annual installments commencing on January 21, 2003.

(25)	This option became exercisable in two annual installments. The first installment for 4,000 shares became exercisable on April 27, 2005, and the second installment for 13,000 shares became exercisable on April 27, 2006.

(26)	Pursuant to a qualified domestic relations order entered into in 2006, Mr. Hoffmaster transferred stock options to purchase 172,928 shares of our common stock.

Option Exercises and Stock Vested Table — 2006

The following table sets forth the amounts realized in fiscal 2006 by the named executive officers as a result of option exercises.

	Option Awards
	Number of
	Shares Acquired	Value Realized
Name	on Exercise	on Exercise(1)

Robert J. Shillman	0	$0
James F. Hoffmaster	0	$0
Eric A. Ceyrolle	12,000	$66,347
Richard A. Morin	0	$0

(1)	The value realized on exercise represents the difference between the exercise price of the stock options and the trading price of our common stock on Nasdaq upon the sale of the stock, multiplied by the number of shares underlying the option exercised.

Nonqualified Deferred Compensation Table — 2006

The following table sets forth certain information regarding Cognex’s Supplemental Retirement and Deferred Compensation Plan, effective as of April 1, 1995. Dr. Shillman is the only named executive officer who has participated in this plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at Last
Name	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Fiscal Year End

Robert J. Shillman	$0	$0	$4,335	$0	$682,947	(1)
James F. Hoffmaster	$0	$0	$0	$0	$0
Eric A. Ceyrolle	$0	$0	$0	$0	$0
Richard A. Morin	$0	$0	$0	$0	$0

(1)	Includes employee contributions that have been reflected in Summary Compensation Tables for fiscal years 2001 and prior, and related earnings, as applicable. Cognex has not made any contributions to the plan.

Cognex’s Supplemental Retirement and Deferred Compensation Plan is an unfunded deferred compensation plan maintained for a select group of management or highly compensated employees. No further contributions are allowed under the plan. Each participant in the plan may direct how his account should be deemed invested among such categories of deemed investments as may be made available by Cognex, and may change his investment selections at any time. During 2006, Dr. Shillman’s deferred compensation was invested in two mutual funds: The American Century Ultra Fund and the Fidelity Advisor Growth Opportunities Fund. Earnings are the result of capital gain and dividend distributions made by each fund and realized and unrealized gain or losses of fund assets. For 2006, Dr. Shillman’s balance in the American Century Ultra Fund decreased by approximately 3%, and his balance in the Fidelity Advisor Growth Opportunities Fund increased by approximately 5%.

If the participant’s employment with Cognex is terminated by the participant or due to his death or disability, an aggregate amount equal to the participant’s account will be paid in a single lump sum. The participant will also be entitled to a lump sum payment following a change of control of Cognex or upon an application of financial hardship of the participant which is accepted by Cognex. Upon the retirement of the participant, the participant may receive his account balance in a lump sum or in annual installments made over a period elected by the participant, but not to exceed five years.

Potential Payments Upon Termination or Change of Control

On June 4, 2001, Cognex entered into a termination agreement with James F. Hoffmaster, our President and Chief Operating Officer, which provides for severance benefits to Mr. Hoffmaster in the event his employment is terminated under certain circumstances. In the event we terminate Mr. Hoffmaster’s employment for any reason other than “cause” and not in connection with a “change of control,” we will pay Mr. Hoffmaster an aggregate severance amount, in no event exceeding $240,000, in accordance with a formula that takes into account his remaining non-compete period and any pre-tax gain realized or realizable in connection with his stock options. In addition, (1) if within 12 months following a change of control, Mr. Hoffmaster’s employment is terminated by the surviving entity for reasons other than cause or (2) if Mr. Hoffmaster voluntarily terminates his employment following a change of control upon “good reason”, the surviving entity will pay Mr. Hoffmaster an aggregate severance amount, in no event exceeding $240,000, in accordance with a formula that takes into account the number of months that he was an employee of Cognex and the surviving entity, and a number of stock options held by Mr. Hoffmaster, which number shall be determined based on his number of full months of employment, will accelerate and become exercisable.

For purposes of Mr. Hoffmaster’s termination agreement:

•	“cause” means (a) the commission of any act of fraud or embezzlement or other deliberate and premeditated act of dishonesty, or the conviction or guilty plea to a felony, or the pleading of nolo contendre (or any legal equivalent) to a felony; (b) any intentional misconduct which adversely affects the business or business reputation of Cognex in a material manner; (c) breach of any agreement with Cognex; (d) neglect of assigned duties and responsibilities; (e) failure to comply with Cognex’s policies establishing standards of conduct applicable to all employees; (f) any intentional act of insubordination; or (g) excessive absenteeism or tardiness;

•	“change of control” means Cognex is acquired or merged with another entity, and in either case, Cognex is not the surviving entity; and

•	“good reason” means (a) a revision downward of Mr. Hoffmaster’s base salary and/or bonus target at any time after the change of control; (b) Mr. Hoffmaster is assigned to a business location more than 50 miles from Natick, Massachusetts; or (c) Mr. Hoffmaster’s scope of responsibility or reporting relationship is materially changed at any time after the change of control.

Mr. Hoffmaster is also subject to the terms of an employee invention, non-disclosure and non-competition agreement with Cognex that survives the termination of Mr. Hoffmaster’s employment with Cognex for any reason for a period of two years.

The following table indicates the estimated payments and benefits that Mr. Hoffmaster would have received under the termination agreement with Cognex, assuming that the termination of his employment occurred in the circumstances described above at December 31, 2006. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to Mr. Hoffmaster, which would only be known at the time that he becomes entitled to such payment.

	Termination
	Without Cause	Termination Without
	(No Change	Cause or For Good Reason
Payments and Benefits	of Control)	(After Change of Control)

Cash Severance(1)	$0	$240,000
Stock Options(2)	$0	$32,813
Total	$0	$272,813

(1)	Payable in monthly installments, conditioned only upon Mr. Hoffmaster’s continued compliance with the non-compete provisions of his employee invention, non-disclosure and non-competition agreement with Cognex.

(2)	Includes 164,821 stock options that would have vested and become exercisable as of December 31, 2006 upon the events listed in the table. Amount calculated based on the positive difference, if any, between the closing price of our common stock on Nasdaq on December 31, 2006, or $23.82, and the exercise prices for such options.

Additionally, Dr. Shillman is entitled to his account balance in Cognex’s Supplemental Retirement and Deferred Compensation Plan under certain circumstances upon the termination of his employment with Cognex, which is detailed in the Nonqualified Deferred Compensation Table earlier in this proxy statement.

The above does not include any additional vesting of outstanding stock options held by the named executive officers upon a change of control of Cognex because, under the 1998 Plan, there is no automatic acceleration of vesting. Instead, the Compensation/Stock Option Committee retains the discretion to accelerate the exercisability or vesting of all or any portion of outstanding option awards upon such event.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2006. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Ernst & Young LLP, Cognex’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 relating to the independent registered public accounting firm’s independence from Cognex, has discussed with the independent registered public accounting firm their independence from Cognex, and has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Jerald G. Fishman
Reuben Wasserman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young as our independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2007. Ernst & Young has served as our independent registered public accounting firm since the fiscal year ended December 31, 2003. A representative of Ernst & Young is expected to be present at the meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees charged or expected to be charged by Ernst & Young for services rendered in auditing our annual financial statements for the fiscal years ended December 31, 2006 and 2005 and reviewing the financial statements included in our quarterly reports on Form 10-Q for those fiscal years, as well as the fees charged or expected to be charged by Ernst & Young for other professional services rendered during those fiscal years are as follows:

Fees for fiscal 2006:

Audit Fees	$1,224,663
Audit-Related Fees (includes accounting consultations on audit matters and in connection with acquisitions)	$32,500
Tax Fees:
Tax Compliance, Planning and Preparation	$0
Tax Consulting, Advisory and Other Services	$18,990

Total Tax Fees	$18,990
All Other Fees	$0

Fees for fiscal 2005:

Audit Fees	$914,127
Audit-Related Fees (includes accounting consultations in connection with acquisitions)	$35,000
Tax Fees:
Tax Compliance, Planning and Preparation	$20,000
Tax Consulting, Advisory and Other Services	$70,000

Total Tax Fees	$90,000
All Other Fees	$0

Pre-approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if (1) the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of revenues paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided, (2) those services were not recognized at the time of the engagement to be non-audit services, and (3) those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

All of the audit-related, tax and all other services provided by Ernst & Young to Cognex for fiscal years 2006 and 2005 were approved by the Audit Committee by means of either specific approval or pursuant to the procedures contained in the pre-approval policy. All non-audit services provided for fiscal years 2006 and 2005 were reviewed by the Audit Committee, which concluded that the provision of those services was compatible with maintaining the independent registered public accounting firm’s independence.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation/Stock Option Committee during 2006 were Mr. Fishman and Mr. Wasserman. Prior to his death on December 23, 2006, Mr. Krivsky was also a member of the Compensation/Stock Option Committee. None of these members of the Compensation/Stock Option Committee has served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries other than his service as a Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 30, 2000, Cognex became a limited partner in Venrock Associates III, L.P., a venture capital fund. Cognex has committed to a total investment in the limited partnership of up to $20,500,000, with the commitment period expiring on December 31, 2010. In January 2007, Venrock reduced Cognex’s total commitment from $22,500,000 to $20,500,000. We do not have the right to withdraw from the partnership prior to December 31, 2010. As of December 31, 2006, we had contributed $18,463,000 to the partnership. Mr. Sun, a member of our Board of Directors, is a managing general partner of Venrock Associates. In the Board’s opinion, Cognex’s relationship with Venrock Associates will not interfere with Mr. Sun’s exercise of independent judgment in carrying out his responsibilities as a Director of Cognex.

In May 2001, Mr. Hoffmaster, our President and Chief Operating Officer, received a personal, non-interest bearing loan from Cognex in the principal amount of $200,000 in conjunction with his hiring. We automatically applied any cash bonus payments (less applicable taxes and deductions) earned by Mr. Hoffmaster to the repayment of the loan balance. The largest aggregate amount outstanding under the loan during fiscal 2006 was $17,716. The amount outstanding as of December 31, 2006, was $0.

In accordance with its charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Cognex’s officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% holders of our common stock are required by the SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal 2006, all Section 16(a) filing requirements applicable to our officers, Directors and owners of greater than 10% of our common stock were complied with.

ADDITIONAL INFORMATION

Deadlines for Submission of Shareholder Proposals

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2008 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 15, 2007. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2008 Annual Meeting of Shareholders, notice of them whether or not they are included in our proxy statement and form of proxy, must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation on or before February 8, 2008. The notice must set forth: (1) information concerning the shareholder, including his or her name and address; (2) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and (3) such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting. Shareholder proposals with respect to the election of Directors must also contain other information set forth in our by-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority.

It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Other Matters

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

Expenses and Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals at our expense.

Form 10-K Report

We will provide each beneficial owner of our common stock with a copy of our annual report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year, without charge, upon receipt of a written request from such person. Such request should be sent to Department of Investor Relations, Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

By Order of the Board of Directors

Anthony J. Medaglia, Jr., Secretary

Natick, Massachusetts
March 14, 2007

Exhibit 1

COGNEX CORPORATION

2007 STOCK OPTION AND INCENTIVE PLAN

Section 1.  General Purpose of the Plan; Definitions

The name of the plan is the Cognex Corporation 2007 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants) of Cognex Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights and Restricted Stock Awards.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

A “Change of Control” shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding Stock, shall acquire such additional shares of the Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own sixty percent (60%) or more of the Stock outstanding.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on NASDAQ Global Select Market or another national securities exchange.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

Ex-1

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $.002 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

Section 2.  Administration of Plan; Administrator Authority to Select Grantees and Determine Awards

(a) Administration of Plan.  The Plan shall be administered by the Administrator.

(b) Powers of Administrator.  The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

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(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award, including upon a Change of Control or a Sale Event;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards.  Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(e) Indemnification.  Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

Section 3.  Stock Issuable Under the Plan; Mergers; Substitution

(a) Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,300,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The

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shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock.  Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. Notwithstanding the foregoing, no adjustment shall be made under this Section 3(b) if the Administrator determines that such action could cause any Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A or otherwise could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award or constitute a modification, extension or renewal of an Incentive Stock Option within the meaning of Section 424(h) of the Code. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions.  Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration thereof) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

(d) Substitute Awards.  The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the

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circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

Section 4.  Eligibility

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

Section 5.  Stock Options

(a) Form of Stock Options.  Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b) Exercise Price.  The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term.  The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder.  Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise.  Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six months; or

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(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options.  To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

Section 6.  Stock Appreciation Rights

(a) Exercise Price of Stock Appreciation Rights.  The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b) Grant and Exercise of Stock Appreciation Rights.  Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights.  Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator.

Section 7.  Restricted Stock Awards

(a) Nature of Restricted Stock Awards.  The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder.  Upon execution of the Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Agreement. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of

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the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions.  Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 11 below, in writing after the Award Agreement is issued if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock.  The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death or disability, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 11 below, in writing after the Award Agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

Section 8.  Transferability of Awards

(a) Transferability.  Except as provided in Section 8(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action.  Notwithstanding Section 8(a), (i) an optionee may transfer his or her options (other than any Incentive Stock Options) and stock appreciation rights to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, and (ii) an optionee may transfer awards granted under the Plan pursuant to a divorce decree or other domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (or the rules thereunder), provided in either case that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

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(c) Family Member.  For purposes of Section 8(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary.  Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

Section 9.  Tax Withholding

(a) Payment by Grantee.  Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock.  Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

Section 10.  Transfer, Leave of Absence, Etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

Section 11.  Amendments and Termination

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan,

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or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 11 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

Section 12.  Status of Plan

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

Section 13.  General Provisions

(a) No Distribution.  The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates.  Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights.  Until Stock is deemed delivered in accordance with Section 13(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

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(d) Other Compensation Arrangements; No Employment Rights.  Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions.  Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

Section 14.  Effective Date of Plan

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

Section 15.  Governing Law

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: February 26, 2007

DATE APPROVED BY SHAREHOLDERS: April __, 2007

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DETACH HERE
(Continued from the other side)
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE BOARD RECOMMENDS AN AFFIRMATIVE VOTE ON ALL PROPOSALS SPECIFIED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT, FOR THE APPROVAL OF THE 2007 STOCK OPTION AND INCENTIVE PLAN, AND IN ACCORDANCE WITH THE PROXIES’ DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.
Mark here if you plan to attend the meeting ❑

Date:	, 2007

Signature

Signature

Please sign exactly as your names(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED
WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON

DETACH HERE
PROXY
COGNEX CORPORATION
Special Meeting in Lieu of
2007 Annual Meeting of Shareholders
April 18, 2007
The undersigned hereby appoints Robert J. Shillman and Anthony J. Medaglia, Jr., and each of them, with full power of substitution, proxies to represent the undersigned at the Special Meeting in Lieu of the 2007 Annual Meeting of Shareholders of COGNEX CORPORATION to be held on April 18, 2007 at 10:00 a.m. local time, at the offices of Goodwin Procter LLP, 53 State Street, Boston, Massachusetts, and at any adjournment or postponement thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, all of the shares of common stock, par value $0.002 per share, of COGNEX CORPORATION held of record by the undersigned as of the close of business on March 2, 2007, upon such business as may properly come before the meeting, including the following:
1.	Election of two directors for terms of three years. Nominees: (01) Robert J. Shillman and (02) Anthony Sun
❑	FOR all nominees

❑	WITHHELD from all nominees

❑	WITHHELD as to the nominee noted:
2.	Approval of Cognex Corporation 2007 Stock Option and Incentive Plan
❑	FOR

❑	AGAINST

❑	ABSTAIN
3.	In their discretion, the proxies are authorized to vote upon any other business which may properly come before the meeting or any adjournments or postponements thereof.
(Continued and to be signed on reverse side)